                          AGREEMENT AND PLAN OF MERGER


                                      AMONG



                            GENESISINTERMEDIA, INC.,




                          CAR RENTAL DIRECT.COM, INC.,




                               MAII HOLDINGS INC.



                                       AND


                             MAII ACQUISITION, INC.










                              DATED AUGUST 16, 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
                                    ARTICLE I
                                   THE MERGER

Section 1.1           The Merger..................................................................................1
Section 1.2           Effective Time..............................................................................1
Section 1.3           Effects of the Merger.......................................................................2
Section 1.4           Articles of Incorporation; Bylaws...........................................................2
Section 1.5           Directors and Officers......................................................................2
Section 1.6           Effect on Capital Stock.....................................................................3
Section 1.7           Withholding Rights..........................................................................3
Section 1.8           Further Assurances..........................................................................3
Section 1.9           Certain Adjustments.........................................................................3


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 2.1           Organization................................................................................4
Section 2.2           Corporate Authorization; Validity of Agreement..............................................4
Section 2.3           Consents and Approvals; No Violations.......................................................5
Section 2.4           Absence of Litigation.......................................................................5
Section 2.5           Brokers.....................................................................................5
Section 2.6           Takeover Statutes...........................................................................6
Section 2.7           Information Furnished to MAII and the Company...............................................6
Section 2.8           Opinion of Financial Advisor................................................................6


                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 3.1           Organization................................................................................6
Section 3.2           Capital Structure...........................................................................7
Section 3.3           Corporate Authorization; Validity of Agreement; Necessary Action............................8
Section 3.4           Consents and Approvals; No Violations.......................................................8
Section 3.5           Financial Statements........................................................................9
Section 3.6           Employee Benefit Plans......................................................................9
Section 3.7           Compliance.................................................................................11
Section 3.8           Material Contracts.........................................................................11
Section 3.9           Absence of Litigation......................................................................12
Section 3.10          Tax Matters................................................................................12
Section 3.11          Title to Properties; Leases................................................................13
Section 3.12          Intellectual Property......................................................................13
Section 3.13          Environmental Laws.........................................................................13
Section 3.14          Brokers....................................................................................14
Section 3.15          Employees..................................................................................14



                                       (i)

Section 3.16          Absence of Certain Changes.................................................................15
Section 3.17          Certain Payments...........................................................................15
Section 3.18          Information Furnished to Parent............................................................15


                                   ARTICLE IV
                                    COVENANTS

Section 4.1           Conduct of Business of Merger Sub..........................................................15
Section 4.2           Access to Information......................................................................18
Section 4.3           Consents and Approvals.....................................................................19
Section 4.4           Supplemental Information...................................................................19
Section 4.5           No Solicitation............................................................................19
Section 4.6           Publicity..................................................................................21
Section 4.7           Notification of Certain Matters............................................................21
Section 4.8           Merger Sub Debt............................................................................22
Section 4.9           Board of Directors.........................................................................22


                                    ARTICLE V
                                   CONDITIONS

Section 5.1           Conditions to the Obligations of Each Party................................................22
Section 5.2           Conditions to the Obligations of Parent and Merger Sub.....................................23
Section 5.3           Conditions to the Obligations of MAII and the Company......................................24


                                   ARTICLE VI
                                   TERMINATION

Section 6.1           Termination................................................................................25
Section 6.2           Effect of Termination......................................................................26
Section 6.3           Expenses...................................................................................26


                                   ARTICLE VII
                                  MISCELLANEOUS

Section 7.1           Costs and Expenses.........................................................................27
Section 7.2           Amendment and Modification.................................................................27
Section 7.3           Survival of Representations, Warranties and Covenants......................................27
Section 7.4           Notices....................................................................................27
Section 7.5           Interpretation.............................................................................28
Section 7.6           Counterparts...............................................................................28
Section 7.7           Entire Agreement; No Third Party Beneficiaries.............................................28
Section 7.8           Severability...............................................................................28
Section 7.9           Specific Performance.......................................................................29
Section 7.10          Governing Law..............................................................................29
Section 7.11          Assignment.................................................................................29
Section 7.12          Headings...................................................................................29



                                      (ii)

                          AGREEMENT AND PLAN OF MERGER


         Agreement and Plan of Merger, dated as of August 16, 2001 is entered into among GenesisIntermedia, Inc., a Delaware corporation ("Parent"), Car Rental Direct.com, Inc., a Nevada corporation and wholly owned Subsidiary of Parent ("Merger Sub"), MAII Holdings, Inc., a Texas corporation ("MAII"), and MAII Acquisition, Inc., a Nevada corporation and wholly owned Subsidiary of MAII (the "Company"). Certain terms used herein but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

         WHEREAS, the respective Boards of Directors of Parent, Company, MAII and Merger Sub have determined that it is advisable and in the best interests of their respective shareholders to consummate the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

         WHEREAS, Parent, Merger Sub, MAII and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub, MAII and the Company and the shareholders of Merger Sub and the Company have approved the transactions contemplated by this Agreement and the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         Section 1.2 Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing, as soon as practicable after the Closing (as hereinafter defined), this Agreement or articles of merger (the "Articles of Merger") with the Secretary of State of the State of Nevada, in such form as required by, and executed in accordance with the relevant provisions of, the NRS. The date and time of acceptance of the filing of the Articles of Merger with the Secretary of State of the State of Nevada (or such later time as shall be agreed to in writing by the parties hereto and specified in the Articles of Merger) will be the "Effective Time." The Closing shall take place at 11:00 a.m. (Dallas time) on the business day immediately after the date on which all the conditions to Closing (other than conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI hereto shall have been satisfied, at the offices of Jackson Walker, L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202, or such other time, date and place as the parties shall agree.

         Section 1.3 Effects of the Merger. Subject to Sections 1.4 and 1.5, the Merger shall have the effects set forth in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.4 Articles of Incorporation; Bylaws.

                  (a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time, as amended or provided in the Articles of Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and under the TBCA.

                  (b) At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of the Company shall be the bylaws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the articles of incorporation of the Surviving Corporation and as provided by law.

         Section 1.5 Directors and Officers.

                  (a) At the Effective Time, the following individuals shall serve as directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws: Ramy El-Batrawi, Michael S. Riley, Christie S. Tyler, Richard F. Dahlson and Thomas A. Montgomery.

                  (b) At the Effective Time, the following individuals shall serve as officers of the Surviving Corporation, in the capacities set forth opposite their names, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws:

                     Name                               Office
                     ----                               ------
                  Christie S. Tyler         Chief Executive Officer

                  Keenan Chueng             Chief Operating Officer

                  David Atkinson            Vice President, Sales

                  Arik Zorin                Chief Financial Officer

         Section 1.6 Effect on Capital Stock.


                  (a) At the Effective Time, by virtue of the Merger, the aggregate of all shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c)) shall be converted into the right to receive $11,600,000 in cash (the "Merger Consideration"), and the Surviving Corporation shall become a Subsidiary of MAII.

                  (b) As a result of the Merger, each holder (other than Merger Sub, MAII and the Company) of a certificate which, immediately prior to the Effective Time, represented shares of Merger Sub Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Merger Sub Common Stock, except the right to receive the Merger Consideration in accordance with this Article I.

                  (c) All shares of Merger Sub Common Stock that are owned by Merger Sub as treasury stock and any shares of Merger Sub Common Stock owned by MAII, or the Company, or any other Subsidiary of MAII or the Company shall be canceled and retired and shall cease to exist and no stock of MAII or other consideration shall be delivered in exchange therefor.

         Section 1.7 Withholding Rights. MAII shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Merger Sub Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any other provision of applicable law. To the extent that amounts are so withheld by MAII, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Merger Sub Common Stock in respect of which such deduction and withholding was made by MAII.

         Section 1.8 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in MAII or in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by MAII or the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 1.9 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Merger Sub Common Stock shall have been changed into a different number of shares or different class of stock by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide the holders of Merger Sub Common Stock the same economic effect, voting rights and other terms and designations as contemplated by this Agreement prior to any such event.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         MAII and the Company jointly and severally represent and warrant to Parent and Merger Sub that the statements contained in this Article II are true and correct..

         Section 2.1 Organization. Each of MAII, the Company and their respective Subsidiaries is a corporation or other business organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of MAII, the Company and their respective Subsidiaries (i) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to MAII or the Company.

         Section 2.2 Corporate Authorization; Validity of Agreement;.

                  (a) Each of MAII and the Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by MAII and the Company of this Agreement, and the consummation by them of the transactions contemplated hereby, have been, subject to the receipt of the fairness opinion described in
         Section 5.3(i) (the "Company Fairness Opinion"), duly and validly authorized by their respective its board of directors and no other corporate action or proceedings on the part of MAII or the Company are necessary to authorize the execution and delivery by MAII and the Company of this Agreement, and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by MAII and the Company and, assuming this Agreement constitutes valid and binding obligations of each of Parent and Merger Sub, as applicable, constitutes valid and binding obligations of each of MAII and the Company enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditor' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) Subject to the receipt of the Company Fairness Opinion, the boards of directors of each of MAII and the Company have duly and validly approved and taken all corporate action required to be taken by each of them for the consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) having determined that this Agreement, and the transactions contemplated hereby, taken together, are advisable and in the best interests of the shareholders of MAII and (ii) having taken all actions necessary to render the provisions of Section 13.03 of the TBCA inapplicable to this Agreement and the transactions anticipated hereby.

         Section 2.3 Consents and Approvals; No Violations. Except for all filings, permits, authorizations, consents and approvals as may be required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or "blue sky" laws and the filing and recordation of this Agreement or the Articles of Merger as required by the NRS, neither the execution or delivery of or the performance of MAII's and the Company's obligations under this Agreement nor the consummation by MAII and the Company of the transactions contemplated hereby or thereby nor compliance by MAII and the Company with any of the provisions hereof will (i) result in any breach or violation of any provision of the articles of incorporation or bylaws or similar organizational documents of MAII or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any United States or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, body, commission or agency (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect with respect to MAII, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or increase in the rate of interest), or require the consent of any third party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which MAII or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (an "MAII Agreement") or result in the creation of a Lien upon any of the properties or assets of MAII or any of its Subsidiaries for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration or Liens, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MAII or (iv) violate any order, writ, injunction, judgment, decree, statute, rule, regulation or law ("Law") applicable to MAII, any of its Subsidiaries or any of their properties or assets.

         Section 2.4 Absence of Litigation. There is no claim, suit, action or proceeding or pending or, to the knowledge of MAII, any investigation or any threat of any of the foregoing against MAII or any of its Subsidiaries, or any property or asset of MAII or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign which seeks to prevent, delay or postpone the consummation of the transactions contemplated under this Agreement.

         Section 2.5 Brokers. Except for fees paid to the Company's financial advisor (the "Company Financial Advisor") in connection with the Company Fairness Opinion, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         Section 2.6 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any law applicable to MAII or the Company is applicable to this Agreement, the Merger or the other transactions contemplated hereby. MAII has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable provisions of MAII's articles of incorporation or bylaws and from Section 13.03 of the TBCA.

         Section 2.7 Information Furnished to MAII and the Company. MAII and the Company have been provided with, and are familiar with, the financial and other information regarding the business and operations of Merger Sub that MAII and Merger Sub deem necessary for evaluating the merits and risks of the transactions contemplated by this Agreement.

         Section 2.8 Opinion of Financial Advisor. MAII has received the preliminary oral opinion of the Company Financial Advisor, to the effect that, as of the date hereof, the transactions contemplated under this Agreement are fair from a financial point of view to the shareholders of the Company.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent represents and warrants to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by Parent to the Company concurrently herewith (the "Parent Disclosure Statement").

         Section 3.1 Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Merger Sub and its Subsidiaries (i) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to Merger Sub. Section
3.1 of the Parent Disclosure Statement sets forth the name and jurisdiction of incorporation or organization of each subsidiary of Merger Sub. Except as disclosed in Section 3.1 of the Parent Disclosure Statement, Merger Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         Section 3.2 Capital Structure.

                  (a) As of August 15, 2001, the authorized capital stock of Merger Sub consists of 100,000,000 shares of Merger Sub Common Stock and no shares of preferred stock ("Merger Sub Preferred Stock"). As of August 15, 2001, (i) 10,000,999 shares of Merger Sub Common Stock were issued and outstanding, (ii) no shares of Merger Sub Common Stock were held in the treasury of Merger Sub or reserved for issuance under any stock option plans ("Merger Sub Stock Option Plans") or under issued and outstanding warrants. All the outstanding shares of Merger Sub's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible or exchangeable into securities having such rights) ("Merger Sub Voting Debt") of Merger Sub or any of its Subsidiaries issued and outstanding. There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Merger Sub or any of its Subsidiaries, obligating Merger Sub or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Merger Sub Voting Debt of, or other equity interest in, Merger Sub or any of its Subsidiaries, (ii) securities convertible into or exchangeable for such shares or equity interests or (iii) obligations of Merger Sub or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible security, agreement, arrangement or commitment.

                  (b) All of the outstanding shares of capital stock of each of Merger Sub's Subsidiaries are beneficially owned by Merger Sub, directly or indirectly, and all such shares have been validly issued and are fully paid and non-assessable and, are owned by either Merger Sub or one of its Subsidiaries free and clear of all liens.

                  (c) There are no voting trusts, proxies or other agreements or understandings to which Merger Sub or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries. None of Merger Sub or its Subsidiaries is a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire shares of capital stock of Merger Sub or any of its Subsidiaries, whether as a result of the transactions contemplated by this Agreement or otherwise.

                  (d) Since December 31, 2000, Merger Sub has not (i) made or agreed to make any stock split or stock dividend, or issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Merger Sub other than pursuant to the Merger Sub Stock Option Plans or any outstanding stock option, appreciation rights, performance units or right to receive an equity interest granted by Merger Sub under the Merger Sub Stock Option Plans ("Merger Sub Stock Options"), (ii) repurchased, redeemed or otherwise acquired any shares of capital stock of Merger Sub or (iii) declared, set aside, made or paid to the stockholders of Merger Sub dividends or other distributions on the outstanding shares of capital stock of Merger Sub.

         Section 3.3 Corporate Authorization; Validity of Agreement; Necessary Action.

                  (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the transactions contemplated hereby, have been, duly and validly authorized by their respective boards of directors and no other corporate action or proceedings on the part of the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) The Boards of Directors of each of Parent and Merger Sub have duly and validly approved and taken all corporate action required to be taken by each of them for the consummation of the transactions contemplated by this Agreement, including, but not limited to, having determined that this Agreement, and the transactions contemplated hereby, taken together, are advisable and in the best interests of the stockholders of Parent.

         Section 3.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act, state securities or "blue sky" laws, and for the filing or recordation of this Agreement or the Articles of Merger as required by the NRS, neither the execution or delivery of or the performance of the obligations under this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby nor compliance by Parent and Merger Sub with any of the provisions hereof will (i) result in any breach or violation of any provision of the memorandum or certificate of incorporation or bylaws or similar organizational documents of Parent or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect with respect to Parent, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or increase in the rate of interest), or require the consent of any third party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their properties or assets may be bound (a "Parent Agreement") or result in the creation of a Lien upon any of the properties or assets of Parent or violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or (iv) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets.

         Section 3.5 Financial Statements.

                  (a) Merger Sub has delivered to MAII copies of Merger Sub's unaudited year-end financial statements for and as of the end of the fiscal years ended December 31, 2000, and unaudited balance sheet and income statement and statement of cash flows for the six month period ended June 30, 2001 (collectively, the "Merger Sub Financial Statements").

                  (b) Each of the audited and unaudited Merger Sub Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of Merger Sub and its Subsidiaries as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

                  (c) On the balance sheet of Merger Sub as of June 30, 2001 included in the Merger Sub Financial Statements (the "Latest Merger Sub Balance Sheet"), or in the notes thereto, neither Merger Sub nor any of its Subsidiaries has any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due), and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2001, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Merger Sub.

         Section 3.6 Employee Benefit Plans.

                  (a) Section 3.6 of the Parent Disclosure Statement contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA), including, without limitation, multi-employer plans within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of Merger Sub or its Subsidiaries (the "Merger Sub Employees") has any present or future right to benefits sponsored, maintained or contributed to by Merger Sub or its Subsidiaries or under which Merger Sub or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Merger Sub Plans."

                  (b) With respect to each Merger Sub Plan, Merger Sub has given to the Company a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable;
         (iii) any summary plan description and other written communications (or a description of any oral communications) by Merger Sub or its Subsidiaries to their employees concerning the extent of the benefits provided under a Merger Sub Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

                  (c) (i) Each Merger Sub Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Merger Sub Plan which is intended to be qualified within the meaning of Code section 401(a) and any related trust which is intended to be qualified within the meaning of Code section 501(a) are so qualified and have received favorable determination letters as to their qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Merger Sub or its Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Merger Sub Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no "reportable event," "prohibited transaction" or "accumulated funding deficiency" (whether or not waived) has occurred with respect to any Merger Sub Plan; (vi) no Merger Sub Plan provides retiree welfare benefits and neither Merger Sub nor its Subsidiaries have any obligations to provide any retiree welfare benefits; and (vii) all awards, grants or bonuses made pursuant to any Merger Sub Plan have been, or will be, fully deductible to Merger Sub or its Subsidiaries notwithstanding the provisions of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder.

                  (d) With respect to each of the Merger Sub Plans that is not a multi-employer plan within the meaning of section 3(37) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Merger Sub Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Merger Sub Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

                  (e) No Merger Sub Plan is a "multi-employer plan" and neither Merger Sub, its Subsidiaries nor any member of their Controlled Group has at any time sponsored or contributed to any multi-employer plan. No event or condition has occurred in connection with which Merger Sub or any of its ERISA Affiliates could be subject to any liability, encumbrance or lien with respect to any Merger Sub Plan under ERISA, the Code or any other applicable law or under any agreement or arrangement pursuant to or under which Merger Sub or any of its ERISA Affiliates are required to indemnify any person against such liability.

                  (f) With respect to any Merger Sub Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent or Merger Sub, threatened, (ii) to the knowledge of Parent or Merger Sub, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the PBGC in respect of any Merger Sub Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) to the knowledge of Parent or Merger Sub, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress.

                  (g) No Merger Sub Plan exists that, as a result of the transaction contemplated by this Agreement, could result in the payment to any Merger Sub Employee of any money or other property or could result in the acceleration or provision of any other rights or benefits to any Merger Sub Employee, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code section 280G, whether or not some other or subsequent event or occurrence is required in connection therewith.

         Section 3.7 Compliance. Neither Merger Sub nor any of its Subsidiaries is in default under or violation of (and no event has occurred which with notice or lapse of time or both, would constitute a default under or violation of (i) its articles of incorporation or by-laws or other governing document, (ii) any Law applicable to Merger Sub or any of its Subsidiaries or by which any of their respective properties or assets is bound or affected, (iii) any Merger Sub Agreement, or (iv) any material license, permit, or other authorization, domestic or foreign, necessary to conduct their respective businesses, except in the case of (ii), (iii) and (iv) for any defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Merger Sub.

         Section 3.8 Material Contracts.

                  (a) Section 3.8 of the Parent Disclosure Statement lists all material contracts of Merger Sub and its Subsidiaries (the "Merger Sub Material Contracts"). Neither Merger Sub nor any of its Subsidiaries nor, to the knowledge of Parent or Merger Sub, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of any Merger Sub Material Contract, except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect with respect to Merger Sub.

                  (b) Neither Merger Sub nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of Merger Sub or any of its Subsidiaries to (i) sell any products or services of or to any other person, (ii) engage in any line of business in any geographical area or (iii) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to Merger Sub or any of its Subsidiaries.

                  (c) Subject to obtaining the consents referred to in Section 3.4, neither Merger Sub nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement that would cause the rights or obligations of any party thereto to change upon the consummation of the Merger.

         Section 3.9 Absence of Litigation. Except as set forth in Section 3.9 of the Parent Disclosure Statement, there is no claim, suit, action or proceeding pending or, to the knowledge of Parent or Merger Sub, any investigation or any threat of any of the foregoing against Merger Sub or any of its Subsidiaries, or any property or asset of Merger Sub or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Merger Sub nor any of its Subsidiaries nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no pending or, to the knowledge of Parent or Merger Sub, threatened claims for indemnification by Merger Sub in favor of directors, officers, employees or agents of Merger Sub.

         Section 3.10 Tax Matters. Except as set forth in Section 3.10 of the Parent Disclosure Statement, Merger Sub and each of its Subsidiaries have properly completed and timely filed all Tax Returns required to be filed by them. All Taxes due and owing by Merger Sub or any Subsidiary of Merger Sub (whether or not shown on a return) have been paid and adequate reserves are provided in the Merger Sub Financial Statements for Taxes owning but not yet due. There is (i) no material claim for Taxes that is a Lien against the property of Merger Sub or any or its Subsidiaries or is being asserted against Merger Sub or any of its Subsidiaries other than Liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Merger Sub of any of its Subsidiaries being conducted by a Tax Authority (as defined below), (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Merger Sub or any of its Subsidiaries is currently in effect. Neither Merger Sub nor any of its Subsidiaries is a party to any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code. Neither Merger Sub nor any of its Subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Merger Sub nor any of its Subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Merger Sub or any of its Subsidiaries. Neither Merger Sub nor any Subsidiary of Merger Sub is a party to any Tax sharing or Tax allocation agreement nor does Merger Sub or any Subsidiary have any liability or potential liability to another party under any such agreement.

         Section 3.11 Title to Properties; Leases. Except as set forth in
Section 3.11 of the Parent Disclosure Statement, Merger Sub and each of its Subsidiaries have good and marketable title to, and each is the lawful owner of, or has the right to use pursuant to a license or otherwise, all of the tangible and intangible assets, properties and rights reflected in the Merger Sub Financial Statements or acquired since the date of the latest Merger Sub Financial Statement, free and clear of all Liens and material defects in title, in each case except where the failure to have title, be the owner or have the right to use would not reasonably be expected to interfere in any material respect with the conduct of the business of Merger Sub or any of its Subsidiaries as currently conducted. Merger Sub has provided MAII with a copy or an accurate summary of the material terms of all material real property and personal property leases of Merger Sub and each of its Subsidiaries. All such leases are valid, binding and, assuming such leases constitute valid and binding obligations of each other party thereto, constitute valid and binding obligations of Merger Sub or its Subsidiaries enforceable against Merger Sub or its Subsidiaries in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and there does not exist under any lease of real property or personal property any event which, with notice or lapse of time or both, would constitute a material default by Merger Sub or any of its Subsidiaries or, to the knowledge of Parent or Merger Sub or any Subsidiaries of Merger Sub, by any other party thereto.

         Section 3.12 Intellectual Property.

                  (a) Section 3.12 of the Parent Disclosure Statement sets forth, with respect to Intellectual Property owned, held or used by Merger Sub and each of its Subsidiaries ("Merger Sub IP"), all patents, registrations and applications relating thereto, all material unregistered Intellectual Property and all licenses, consents, royalty and other agreements concerning Merger Sub IP to which Merger Sub or any of its Subsidiaries is a party ("IP Licenses").

                  (b) Merger Sub and each of its Subsidiaries owns or has the right to use all the Intellectual Property necessary to conduct the business of Merger Sub and its Subsidiaries as it is currently conducted. To the knowledge of Parent, Merger Sub and each of Merger Sub's Subsidiaries, Merger Sub IP does not infringe or otherwise impair the Intellectual Property of any third party and is not being infringed or impaired by any third party. To the knowledge of Parent and Merger Sub and each Subsidiary of Merger Sub, no party to an IP License is, or is alleged to be, in breach or default thereunder. The transactions contemplated by this Agreement shall not impair the rights of Merger Sub or any of its Subsidiary under any IP License, or cause any payments to be due thereunder.

         Section 3.13 Environmental Laws. Except to the extent that any inaccuracy in any of the representations set forth in this Section 3.14, individually or in the aggregate with any other inaccuracy under the respective representations set forth in this Section 3.14, would not reasonably be expected to have a Material Adverse Effect with respect to Merger Sub, each of Merger Sub and each of its Subsidiaries is in compliance with all Environmental Laws applicable to the properties, assets or businesses of Merger Sub and its Subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws. None of Parent, Merger Sub and Merger Sub's Subsidiaries has received any Environmental Claim, and to the knowledge of Parent, Merger Sub and Merger Sub's Subsidiaries there are no threatened Environmental Claims or any Environmental Claims pending or threatened against any entity for which Merger Sub or any of its Subsidiaries may be responsible. None of Merger Sub and its Subsidiaries has assumed, contractually or by operation of law, any known liabilities or obligations under any Environmental Laws. To the knowledge of Parent and Merger Sub, there are no present or past events, conditions, circumstances, practices, plans or legal requirements that would reasonably be expected to (i) result in liability to Merger Sub or any of its Subsidiaries under Environmental Laws, or (ii) prevent, or reasonably be expected to increase the burden on, Merger Sub or any of its Subsidiaries in complying with Environmental Laws or in obtaining, renewing, or complying with all Environmental Permits required under such laws. To the knowledge of Parent and Merger Sub, there have been no Hazardous Materials or other conditions at or from any property owned, operated or otherwise used by Merger Sub or any of its Subsidiaries now or, to the best knowledge of Parent and Merger Sub, in the past that would reasonably be expected to give rise to liability of Merger Sub or any of its Subsidiaries under any Environmental Law. Parent has provided to the Company all Environmental Reports in the possession or control of Parent or any of its Subsidiaries.

         Section 3.14 Brokers. No broker, finder or investment banker (other than Riverdale, LLC (the "Parent Financial Advisor")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. Parent has furnished to the Company a complete and accurate copy of all agreements between Parent and the Parent Financial Advisor pursuant to which the Parent Financial Advisor would be entitled to any payment relating to the transactions contemplated hereby.

         Section 3.15 Employees. Except as disclosed in Section 3.15 of the Parent Disclosure Statement or as provided for in this Agreement, as of the date hereof, neither Merger Sub nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $10,000 per annum or $100,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of Merger Sub or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving Merger Sub or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of Merger Sub or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than three months and for the payment of more than $25,000 per annum or $100,000 per annum in the aggregate for all such agreements or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Since January 1, 2001, neither Merger Sub nor any of its Subsidiaries has had any employee strikes, work stoppages, slowdowns or lockouts or received any requests for certifications of bargaining units or any other requests for collective bargaining. There is no unfair labor practice, employment discrimination or other complaint against Merger Sub or any of its Subsidiaries pending or, to the knowledge of Parent or Merger Sub, threatened.

         Section 3.16 Absence of Certain Changes. Since December 31, 2000, there has not occurred any event, change, circumstance, condition or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, in the aggregate, a Material Adverse Effect with respect to Merger Sub or any of its Subsidiaries. Except as set forth in Section 3.16 of the Parent Disclosure Statement, since March 31, 2001, Merger Sub and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice. Since March 31, 2001, neither Merger Sub nor any of its Subsidiaries have taken any action which if taken after the date hereof but prior to Closing would have been prohibited by Section 4.1(b) hereof

         Section 3.17 Certain Payments. Neither Merger Sub nor any of its Subsidiaries nor any director, officer or employee, of Merger Sub or any of its Subsidiaries has paid or caused to be paid, directly or indirectly, in connection with the business of Merger Sub or any of its Subsidiaries (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

         Section 3.18 Information Furnished to Parent. Parent has been provided with, and is familiar with, the financial and other information regarding the business and operations of MAII, including, but not limited to, the MAII SEC Documents, that Parent deems necessary for evaluating the merits and risks of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                                    COVENANTS

         Section 4.1 Conduct of Business of Merger Sub.


During the period from the date of this Agreement to the Effective Time, Merger Sub will, and will cause its Subsidiaries to, conduct their operations, only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice, and use its and its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain advantageous relationships with its customers, creditors, licensors, licensees, suppliers, contractors, business partners and others with whom Merger Sub and its Subsidiaries have business relationships. Without limiting the generality of the foregoing, prior to the Effective Time, Merger Sub will not, and will not permit any of its Subsidiaries to without the prior written consent of the other parties to this Agreement (which may be withheld in their sole discretion):

                  (a) split, combine or reclassify any shares of its capital stock; declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock; or directly or indirectly redeem, purchase, repurchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock except in accordance with the terms, as in effect on the date hereof, of any agreement listed in Section 3.2 of the Parent Disclosure Statement, as the case may be;

                  (b) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock, except in accordance with the terms, as in effect on the date hereof, of any Merger Sub Options listed in Section 3.2 of the Parent Disclosure Statement;

                  (c) (i) incur or assume any debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans or advances to any person, or make any capital contributions to, or investments in, any other person, other than with respect to extensions of credit to their respective customers in the ordinary course of business consistent with past practice, (iv) pledge or otherwise encumber shares of capital stock of any of its Subsidiaries, or (v) mortgage or pledge any of its assets, tangible or intangible, or create any material Lien thereupon;

                  (d) except as may be required by Law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any of their respective directors or officers or of any of their respective Subsidiaries; or increase in any manner the salary, wages, bonus, commission or other compensation or benefits of any of their other employees or agents except, in the case of employees other than directors or officers, for salary increases and employee promotions in the ordinary course of business consistent with past practice; or hire employees at the vice president level or higher except to fill vacancies; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights or performance units);

                  (e) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity;

                  (f) except as expressly required herein, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (ii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document other than in the ordinary course of business, consistent with past practice;

                  (g) amend their respective articles or certificates of incorporation, bylaws or other organizational documents;

                  (h) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization;

                  (i) enter into any new lines of business or otherwise make material changes to the operation of its business;

                  (j) sell (whether by merger, consolidation or otherwise), lease, encumber, transfer or dispose of any material assets, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practices;

                  (k) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $100,000 in the aggregate);

                  (l) make any Tax elections, make or change any method of Tax accounting (except as may be required by Law), file any amended Tax Returns, settle or compromise any material Tax liability, or waive or extend the statute of limitations for imposing or assessing any material Taxes;

                  (m) settle or compromise any suits or claims of liability, including, but not limited to suits or claims against their respective directors, officers, employees or agents;

                  (n) take any action likely to materially decrease or diminish their respective assets or net worth;

                  (o) except as may be required as a result of a change in Law or in GAAP (with the written concurrence of their respective independent accountants), change any of the accounting principles or practices used by it;

                  (p) enter into any agreement providing for the acceleration of payment, vesting or performance or other consequence as a result of a change in control;

                  (q) enter into, amend or waive any provision of any Material Contract; or

                  (r) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article II or Article III hereof materially untrue or incorrect.

         Section 4.2 Access to Information.

Merger Sub shall (and shall cause each of its Subsidiaries to) afford to the Representatives of MAII reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' personnel, offices and other facilities, and, during such period, Merger Sub shall (and shall cause each of its Subsidiaries to) furnish promptly to MAII (i) a copy of each material report, schedule, registration statement and other document filed or received by it during such period relating to the federal securities laws and (ii) all other information, including financial and operating data, concerning its business, properties and personnel as MAII may reasonably request (including any Tax Returns or other Tax related information pertaining to Merger Sub and its Subsidiaries).

                  (a) No investigation pursuant to this Section 4.2 or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

                  (b) Each party will hold, and will use its best reasonable efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental Entity (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental Entity); provided the party compelled to disclose provides the other party with reasonable notice sufficient to permit such party to seek a protective order, or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by MAII or Parent, as the case may be, or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of MAII or Parent, as the case may be, and its Representatives or (z) later acquired by MAII or Parent, as the case may be, or its Representatives from another source if the recipient is not aware that such source is under an obligation to MAII or Parent, as the case may be, to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of MAII or Parent, as the case may be, the other party will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by MAII or Parent, as the case may be, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by MAII or Parent, as the case may be, or its Representatives.

         Section 4.3 Consents and Approvals.

                  (a) Each of MAII, the Company, Parent and Merger Sub will use all commercially reasonable efforts to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby, which actions shall include furnishing all information in connection with approvals of or filings with any Governmental Entity, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of MAII, the Company, Parent and Merger Sub will, and will cause its Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Merger Sub, MAII, the Company or any of their Subsidiaries or necessary in the reasonable opinion of Parent, Merger Sub, MAII or the Company in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                  (b) MAII and Parent will (i) take all actions necessary to make the filings required of it or its affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement, (ii) comply with any request for additional information received from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, (iii) cooperate with each other in connection with filings under the HSR Act and (iv) request early termination of the applicable waiting period.

                  (c) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, (i) to cause the conditions to closing set forth in Article V to be satisfied, and (ii) otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of MAII and the Surviving Corporation shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

         Section 4.4 Supplemental Information. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all filings, material notices or material communications made by such party with any Governmental Entity (including the SEC or the National Association of Securities Dealers, Inc. (the "NASD")) in connection with this Agreement or the transactions contemplated hereby.

         Section 4.5 No Solicitation.

                  (a) From and after the date hereof, neither MAII nor any of its Subsidiaries shall (whether directly or indirectly through its or their officers, directors, agents, representatives, advisors or other intermediaries (collectively,

         "Representatives")), nor shall MAII or any of its Subsidiaries authorize or permit any of its or their Representatives to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person relating to, (i) any acquisition or purchase of 15% or more of the consolidated assets of MAII and its Subsidiaries or of 15% or more of any class of equity securities of MAII or any of its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of MAII or any of its Subsidiaries (including through the ownership of securities convertible or exercisable into or exchangeable for equity securities of MAII), (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving MAII or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of MAII, or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any of the foregoing, being a "Transaction Proposal" with respect to MAII), or agree to or endorse any Transaction Proposal, or
         (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit MAII, prior to the receipt of MAII Shareholder Approval, (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or (B) from participating in negotiations or discussions with or furnishing information to any person in connection with an unsolicited bona fide Transaction Proposal which is submitted in writing by such person to the Board of Directors of MAII after the date of this Agreement and prior to MAII Shareholder Approval; provided further, however, that prior to participating in any such discussions or negotiations or furnishing any information, the Board of Directors of MAII shall have concluded in good faith, based on the advice of its outside financial advisors, that such Transaction Proposal is reasonably likely to be or to result in a Superior Shareholder Alternative, and based on the advice of its outside legal counsel, that participating in such negotiations or discussions or furnishing such information is required in order to prevent the Board of Directors of MAII from breaching its fiduciary duties to the shareholders of MAII; and provided, further, that the Board of Directors of MAII shall not take any of the foregoing actions unless it provides Parent with contemporaneous notice thereof. MAII agrees that it will keep Parent informed, to the extent disclosure is not prohibited by the terms of any confidentiality agreement with the party making such Transaction Proposal, of the status of any such material discussions or negotiations. MAII agrees to immediately cease and cause its Representatives to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use all commercially reasonable efforts to cause any such parties in possession of confidential information about MAII that was furnished by or on behalf of MAII to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. MAII agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its Subsidiaries is a party. MAII shall ensure that its officers, directors and employees and any investment banker or other Representative retained by it are aware of the restrictions described in this Section 4.5. "Superior Shareholder Alternative" means any of the transactions described in clause (i), (ii) or (iii) of the definition of Transaction Proposal (with all of the percentages included in the definition of such term raised to 51% for purposes of this definition) with respect to which any required financing is committed or, in the good faith judgment of the Board of Directors of MAII to which such Transaction Proposal applies, based on the written advice of its outside financial advisors, is reasonably capable of being financed by the person making the proposal, and with respect to which such board of directors shall have concluded in good faith, based on the advice of its outside legal counsel and financial advisors, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Transaction Proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to the shareholders of MAII to which such Transaction Proposal applies from a financial point of view than the transactions contemplated by this Agreement.

                  (b) From and after the date hereof, neither Parent nor any of its Subsidiaries shall (whether directly or indirectly through its or their officers, directors, agents, representatives, advisors or other intermediaries (collectively, "Representatives")), nor shall Parent or any of its Subsidiaries authorize or permit any of its or their Representatives to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person relating to any Transaction Proposal with respect to Merger Sub or agree to or endorse any such Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to Merger Sub's business, properties or assets in connection with any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

         Section 4.6 Publicity. So long as this Agreement is in effect, neither MAII nor Parent nor their affiliates or Subsidiaries shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior approval of the other party, except as may be required by law or by obligations pursuant to any agreement with the NASD, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

         Section 4.7 Notification of Certain Matters. MAII shall give prompt notice to Parent, and Parent shall give prompt notice to MAII, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of MAII, the Company, Parent or Merger Sub as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of MAII or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 4.8 Merger Sub Debt. Immediately prior to the Effective Time, Parent will contribute all amounts owed by Merger Sub to Parent (except for the Parent Indebtedness as provided below) to Merger Sub as an equity contribution to Parent's current holdings of Merger Sub Common Stock. To the extent permissible under applicable law, the Surviving Corporation shall, and MAII shall cause the Surviving Corporation to, pay, by wire transfer of immediately available funds, any and all debt liabilities of Surviving Corporation owed to Parent as a result of Surviving Corporation's assumption, through the Merger, of such debt liabilities of Merger Sub; provided that (a) such debt liabilities have been incurred by Merger Sub since August 1, 2001, (b) the proceeds of such debt liabilities were used by Merger Sub solely to purchase automobile inventory, (c) all automobile inventory so purchased was paid for entirely in cash, and (d) the Surviving Corporation will receive either one hundred percent (100%) of the proceeds from the sale of the automobile inventory so purchased or will own the automobile inventory so purchased free and clear of any Lien (other than Liens arising from security interests in after acquired inventory that were granted to third parties (other than Parent) prior August 1, 2001). Parent represents and warrants to MAII and the Company that, assuming payment of the Parent Indebtedness as set forth in this Section 4.8, there are no debts or other liabilities owed by Merger Sub to Parent.

         Section 4.9 Board of Directors. Parent and MAII hereby agree that for a period of two (2) years following the Effective Time, the Board of Directors of MAII will consist of five members, three of whom shall be designated by Christie
S. Tyler, Richard F. Dahlson and Thomas A. Montgomery, as a group, and two of whom shall be designated by Parent. Parent agrees to vote, or cause to be voted, all all voting securities of MAII owned by Parent or any of its Affiliates or Subsidiaries in favor of the nominees selected by the parties as provided in the above sentence, and further agrees not to take any action which would diminish the prospects of any such designee from being elected to MAII's Board of Directors as provided above.

                                   ARTICLE V
                                   CONDITIONS

         Section 5.1 Conditions to the Obligations of Each Party. The obligations of MAII and the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

                  (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use all commercially reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

                  (b) Governmental and Regulatory Approvals. All regulatory approvals and other actions or approvals by any Governmental Entity required to permit the consummation of the Merger shall have been obtained (without any terms or conditions to such approvals which would impose material and adverse limitations on the ability of MAII and its Subsidiaries (including the Surviving Corporation following the Merger) to conduct their business after the Effective Time, which would require changes to the terms of this Agreement or which would change the consideration payable to shareholders of Merger Sub in the Merger) and such approvals shall be in full force and effect.

                  (c) HSR Approvals. Any waiting period (and any extension thereof) or period for any referral to any body applicable to the Merger under the HSR Act shall have expired or been terminated.

         Section 5.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

                  (a) Representations and Warranties. The representations and warranties of MAII and the Company qualified as to materiality shall be true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period). Parent shall have received a certificate of the chief executive officer of MAII to such effect.

                  (b) Performance of Obligations. MAII and its Subsidiaries shall have performed or complied with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of the chief executive officer of MAII to such effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, condition or effect that shall have caused, or shall be reasonably likely to cause, a Material Adverse Effect with respect to MAII.

                  (d) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of all third parties listed on Section 2.3 of the Company Disclosure Statement have been obtained without, in the case of third parties, the payment or imposition of any material costs or obligations.

                  (e) Opinion of Counsel. Parent and Merger Sub shall have received the opinion of Jackson Walker L.L.P., counsel to MAII, dated the Closing Date, substantially in the form mutually agreed upon by the parties.

                  (f) Waiver of TBCA Provision. The Board of Directors of MAII shall have approved the acquisition of beneficial ownership of MAII Common Stock contemplated by the Merger and certain other concurrent purchases to be made by Parent from existing shareholders of MAII under Part Thirteen (Art. 13.01-13.08) of the TBCA.

         Section 5.3 Conditions to the Obligations of MAII and the Company. The obligations of MAII and the Company to consummate the Merger are subject to the satisfaction (or waiver by MAII) of the following further conditions:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub qualified as to materiality shall be true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period. MAII shall have received a certificate of the chief executive officer of Parent to such effect.

                  (b) Performance of Obligations. Parent and its Subsidiaries shall have performed or complied with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are not so qualified, and MAII shall have received a certificate of the chief executive officer of Parent to such effect.

                  (c) No Material Adverse Change. Since the date of the Agreement, there shall not have occurred any event, change, circumstance, condition or effect that shall have caused, or shall be reasonably likely to cause, a Material Adverse Effect with respect to Merger Sub.

                  (d) Consents. MAII shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of all third parties listed on Section 3.4 of the Parent Disclosure Statement have been obtained.

                  (e) Ajax Acquisition. Merger Sub shall have completed the acquisition of Ajax Rent A Car on substantially the terms currently contemplated, with Parent incurring and paying any and all additional consideration therefore and all related costs and expenses; it being agreed and understood that Merger Sub shall not be liable for any such consideration, costs or expenses.

                  (f) Due Diligence. The completion, to MAII's reasonable satisfaction, of its due diligence review of Merger Sub within ten (10) days of the date of this Agreement.

                  (g) Parent Disclosure Statement. MAII shall have received from Parent, to the reasonable satisfaction of MAII, the Parent Disclosure Statement within ten (10) days of the date of this Agreement.

                  (h) Capital Contribution. Parent shall have converted $6,600,000 of debt liability owed to Parent by Merger Sub into common equity of Merger Sub.

                  (i) Opinion of Financial Advisor. MAII shall have received an opinion from Company Financial Advisor to the effect that, as of the date of such opinion, the transactions contemplated under this Agreement are fair from a financial point of view to the shareholders of the Company.

                  (j) Opinion of Counsel. MAII shall have received the opinion of Nida & Maloney, LLP, counsel to Parent, dated the Closing Date, in the form mutually agreed upon by the parties.

                                   ARTICLE VI
                                   TERMINATION

         Section 6.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time.

                  (a) by the mutual written consent of Parent and MAII;

                  (b) by either Parent or MAII if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or
         (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Sections 6.1(b) and 6.1(e); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to comply with Section 4.3 has been the cause of such action or failure to act; or

                  (c) by either Parent or MAII if the Merger shall not have been consummated on or before September 15, 2001 (the "Termination Date"); provided, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to the party whose failure to fulfill any of its obligations under this Agreement has resulted in the failure of the Merger to occur on or before such date; or

                  (d) by Parent, if, prior to the Effective Time, MAII or MAII's Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent its adoption of this Agreement, (ii) approved, recommended or entered into an agreement with respect to, or consummated, any Transaction Proposal from a person other than Parent or any of its affiliates, or (iii) in response to the commencement of any tender offer or exchange offer for 10% or more of the outstanding MAII Common Stock, not recommended rejection of such tender offer or exchange offer within ten (10) Business Days after the commencement thereof (as such term is defined in Rule 14d-2 under the Exchange Act);

                  (e) by MAII, if, prior to the Effective Time, the board of directors of MAII (or any committee thereof) shall have withdrawn, or modified or changed its approval of the Merger in order to approve and permit MAII to execute a definitive agreement providing for a Superior Shareholder Alternative; or

                  (f) (i) by MAII, if Parent or Merger Sub breaches any of its representations, covenants or agreements contained in this Agreement and such breach (A) would permit MAII not to consummate the Merger pursuant to Sections 5.3(a) or 5.3(b), (B) either by its terms cannot be cured by the Closing Date or with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 20 days after MAII has furnished Parent with written notice of such breach and (C) the Liability Estimate with respect thereto as determined by MAII is in excess of $500,000; or (ii) by Parent, if MAII or the Company breaches any of its representations, covenants or agreements contained in this Agreement and such breach (A) would permit Parent not to consummate the Merger pursuant to Sections 5.2(a) or 5.2(b), (B) either by its terms cannot be cured by the Closing Date or with respect to any such breach that is reasonably capable of being remedied, is not remedied within 20 days after Parent has furnished MAII with written notice of such breach and (C) the Liability Estimate with respect thereto as determined by Parent is in excess of $500,000.

         Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Merger Sub, MAII or the Company except (a) for fraud or for willful breach of this Agreement, (b) for the payment of the Expenses in accordance with Section 6.3, (c) the agreements contained in Section 4.2(b)and (d) as set forth in this
Section 6.2 and in Article VII.

         Section 6.3 Expenses. Subject to the last sentence of this Section 6.3, but in addition to any other amounts which may be payable pursuant to any other Section of this Article VII, in the event of a termination (a) under Section 6.1(e) or 6.1(f)(ii) MAII shall reimburse Parent, for all reasonable out-of-pocket expenses and fees (including fees payable to all counsel, accountants, financial advisors, financial printers, experts and consultants, collectively "Expenses and Fees"), and (b) under Section 6.1(f)(i), Parent shall reimburse MAII for Expenses and Fees, incurred in connection with this Agreement by the party to be reimbursed, regardless of whether such Expenses and Fees were incurred prior to, concurrently with or after the execution of this Agreement. The party incurring the obligation to reimburse Expenses and Fees shall make payment to the other party promptly, but in no event later than thirty (30) business days following written notice thereof, together with reasonable supporting documentation, provided that in no event will the amounts payable by MAII to Parent or by Parent to MAII under this Section 6.3 exceed $1,000,000.00.

                                   ARTICLE VII
                                  MISCELLANEOUS

         Section 7.1 Costs and Expenses. Except as set forth in Article VI, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, except that Parent shall be responsible for and shall bear all costs and expenses incurred by Merger Sub in connection with this Agreement and the consummation of the transactions contemplated hereby.

         Section 7.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein.

         Section 7.3 Survival of Representations, Warranties and Covenants. The representations and warranties set forth in Article III of this Agreement shall survive the Effective Time for a period of eighteen (18) months. Parent specifically agrees to indemnify the Surviving Corporation for any and all claims, damages, penalties, judgments, liabilities, costs and expenses (including court costs and attorney's fees) incurred in connection with the matter disclosed in Section 3.9 of the Parent Disclosure Statement in excess of $35,000. Except as provided above and for those covenants and agreements contained herein or therein that by their terms apply or are to be performed in whole or in part after the Effective Time, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

         Section 7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           GenesisIntermedia, Inc.
                           5805 Sepulveda Blvd, 8th Floor
                           Van Nuys CA 94111
                           Attention: Ramy El-Batrawi
                           Telephone No.: (818) 902-4300
                           Telecopy No.: (818) 902-4301
                           with a copy to:

                           Nida & Maloney, LLP
                           800 Anacapa Street
                           Attention: T. R. Maloney
                           Telephone No.: (805) 879-1812
                           Telecopy No.: (805) 568-1955



                  (b)      if to MAII or the Company, to:

                           MAII Holdings, Inc.
                           Beal Bank
                           6000 Legacy Drive, 4th Floor
                           Plano, Texas 75024
                           Attention:   Christie S. Tyler
                           Telephone No.: (469) 467-5519
                           Telecopy No.: (469) 241-9567

                           with a copy to:

                           Jackson Walker, L.L.P.
                           901 Main Street, Suite 6000
                           Dallas, Texas  75202-3797
                           Attention: Richard F. Dahlson, Esq.
                           Telephone No.: (214) 953-6000
                           Telecopy No.: (214) 953-5822


         Section 7.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         Section 7.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 7.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreements (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

         Section 7.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not per-formed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 7.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

         Section 7.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to MAII or to any direct or indirect wholly owned Subsidiary of MAII; provided, however, that no such assignment shall relieve MAII from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 7.12 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles or Sections, unless otherwise specified, are to Articles and Sections of this Agreement.

         IN WITNESS WHEREOF, Parent, Merger Sub, MAII and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    GENESISINTERMEDIA, INC.


                                    By:
                                       -----------------------------------------
                                         Name
                                             -----------------------------------
                                         Title:
                                               ---------------------------------


                                    CAR RENTAL DIRECT.COM, INC.


                                    By:
                                       -----------------------------------------
                                         Name
                                             -----------------------------------
                                         Title:
                                               ---------------------------------

                                    MAII ACQUISITION, INC.


                                    By:
                                       -----------------------------------------
                                         Name
                                             -----------------------------------
                                         Title:
                                               ---------------------------------


                                    MAII HOLDINGS, INC.


                                    By:
                                       -----------------------------------------
                                         Name
                                             -----------------------------------
                                         Title:
                                               ---------------------------------

                                    EXHIBIT A

                                   DEFINITIONS


         "AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a bank holiday in the State of Delaware.

         "CERTIFICATE" shall have the meaning set forth in Section 1.6(b).

         "CLOSING" shall mean the closing of the Merger.

         "CLOSING DATE" shall mean the date of Closing.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "DOLLARS" or "$" means United States dollars.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 1.2.

         "ENVIRONMENTAL CLAIM" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not such property is owned, leased or operated or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws; provided, however, that the term "Environmental Claim" shall not include any such claim, demand, action, suit, complaint, proceeding or other communication under an insurance or reinsurance policy issued by MAII, the Company, Merger Sub or Parent.

         "ENVIRONMENTAL LAWS" means all applicable statutes, rules, regulations, ordinances, orders, decrees and common law, in each case of any Governmental Entity, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

         "ENVIRONMENTAL PERMITS" means all permits, licenses, registrations and other governmental authorizations required for an entity and its facilities to conduct its business under Environmental Laws.

         "ENVIRONMENTAL REPORT" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law.

         "FAIR MARKET VALUE" shall mean with respect to a specified date, the average closing price of the security being valued as reported by the Nasdaq Stock Market ,or if the security being valued is listed on a securities exchange, the last reported sales price of the security on such exchange which shall be or consolidated trading if applicable to such exchange, or if neither so reported or listed, the last reported bid price of such security for the ten
(10) consecutive trading days ending on the date immediately prior to the specified date. In the absence of one or more such quotations, the board of directors of the company issuing or that has issued such security shall determine the Fair Market Value of such security on the basis of such quotations as it in good faith considers appropriate.

         "GOVERNMENTAL ENTITY" shall have the meaning set forth in Section 2.4.

         "HAZARDOUS MATERIALS" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

         "INTELLECTUAL PROPERTY" shall mean all U.S., state and foreign intellectual property, including without limitation all (i) (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how; (b) copyrights and works of authorship in any media, including computer programs, firmware, software, applications, Web site content, files, databases, documentation and related items; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (d) trade secrets and other confidential or proprietary documents, files, analyses, lists, ways of doing business and/or information; (ii) registrations, applications and recordings related thereto; and (iii) rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto.

         "KNOWLEDGE" means such party's actual knowledge after due inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

         "LIABILITY ESTIMATE" means the good faith estimate of the amount (reasonably based on the information possessed at the time of such estimate) of costs, expenses, losses damages and liabilities incurred or suffered, directly or indirectly, by the party making the estimate (including, without limitation, reasonable legal fees and expenses).

         "LIEN" means any mortgage, lien (other than liens for Taxes not yet due), security interest, pledge, lease or other charge or encumbrance of any kind, including, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

         "MAII COMMON STOCK" shall mean the common stock, par value $0.002 per share, of MAII.

         "MAII STOCK OPTION" shall mean each outstanding option to purchase shares of the MAII Common Stock issued pursuant to the MAII Stock Option Plans.

         "MAII STOCK OPTION PLAN" shall mean MAII's Amended and Restated 1994 Long-Term Incentive Plan, which superseded the Company's Statutory Incentive Stock Option Plan dated January 24, 1990.

         "MATERIAL ADVERSE EFFECT" shall, when used in connection with any entity or any of its Subsidiaries, mean any change or effect that, either individually or in the aggregate with all other changes or effects, (i) is materially adverse to the business, operations, assets, liabilities (including contingent liabilities), condition (financial or otherwise), results of operations or prospects of such person and its Subsidiaries taken as a whole or
(ii) could reasonably be expected to materially impair the ability of such person to consummate the Merger and to perform its other obligations hereunder on a timely basis.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section
1.6(a)

         "MERGER SUB COMMON STOCK" shall mean the common stock, par value $.001 per share, of Merger Sub.

         "NASDAQ" shall mean the Nasdaq Stock Market, Inc.

         "NRS" shall mean the Nevada Revised Statutes.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

         "SUBSIDIARY" means, with respect to a specified person, each corporation, partnership or other entity in which the specified person owns or controls, directly or indirectly through one or more intermediaries, 50 percent or more of the stock or other interests having general voting power in the election of directors or persons performing similar functions or rights to 50 percent or more of any distributions.

         "SUPERIOR SHAREHOLDER ALTERNATIVE" shall have the meaning set forth in
Section 4.5(a)

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
1.1.

         "TAX" (and, with correlative meaning, "Taxes" and "Taxable") means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority.

         "TAX AUTHORITY" means any governmental authority (domestic or foreign) with the power to impose Taxes.

         "TAX RETURN" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

         "TBCA" shall mean the Texas Business Corporation Act.

         "TRANSACTION PROPOSAL" shall have the meaning set forth in Section 4.5(a).